                                                                      EXHIBIT 12

                         THE BUSINESSES OF NEW TENNECO

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                               SIX MONTHS
                             ENDED JUNE 30,                 YEARS ENDED DECEMBER 31,
                          ---------------------           -----------------------------
                          PRO FORMA             PRO FORMA
                            1996    1996  1995    1995    1995  1994  1993  1992  1991
                          --------- ----- ----- --------- ----- ----- ----- ----- -----
Income from continuing
 operations.............    $ 205   $ 178 $ 168   $ 328   $ 258 $ 238 $ 165 $ 209 $ 139
Add:
  Interest..............       83     100    74     166     160   104   101   103   112
  Portion of rentals
   representative of in-
   terest factor........       31      31    26      57      57    52    47    47    44
  Preferred stock divi-
   dend requirements of
   majority-owned
   subsidiaries.........       10      10    12      23      23   --    --    --    --
  Income tax expense and
   other taxes on
   income...............      147     126   124     291     231   114   115   156    92
  Amortization of inter-
   est capitalized......        1       1     1       2       2     1   --      1     1
  Undistributed (earn-
   ings) losses of af-
   filiated companies in
   which less than a 50%
   voting interest is
   owned................      --      --    --      --      --    --    --      2     2
                            -----   ----- -----   -----   ----- ----- ----- ----- -----
    Earnings as defined.    $ 477   $ 446 $ 405   $ 867   $ 731 $ 509 $ 428 $ 518 $ 390
                            =====   ===== =====   =====   ===== ===== ===== ===== =====
Interest................    $  83   $ 100 $  74   $ 166   $ 160 $ 104 $ 101 $ 103 $ 112
Interest capitalized....        5       5     1       5       5     2     1     1     4
Portion of rentals rep-
 resentative of interest
 factor.................       31      31    26      57      57    52    47    47    44
Preferred stock dividend
 requirements of
 majority-owned subsidi-
 aries on a pretax ba-
 sis....................       17      16    20      42      42   --    --    --    --
                            -----   ----- -----   -----   ----- ----- ----- ----- -----
    Fixed charges as de-
     fined..............    $ 136   $ 152 $ 121   $ 270   $ 264 $ 158 $ 149 $ 151 $ 160
                            =====   ===== =====   =====   ===== ===== ===== ===== =====
Ratio of earnings to
 fixed charges..........     3.51    2.93  3.35    3.21    2.77  3.22  2.87  3.43  2.44
                            =====   ===== =====   =====   ===== ===== ===== ===== =====